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                                                                      EXHIBIT L.
                              PURCHASE AGREEMENT



     The Regis Fund II (the "Trust"), a Delaware business trust, and United Asset Management Corporation, a Delaware Corporation, hereby agree as follows:

     1. The Trust hereby offers and United Asset Management Corporation hereby purchases 2,500 shares of beneficial interest representing an interest in the Chicago Asset Management Value/Contrarian Portfolio, 2,500 shares of beneficial interest representing an interest in the Chicago Asset Management Intermediate Bond Portfolio, 2,500 shares of beneficial interest representing an interest in MJI Global Bond Portfolio, and 2,500 shares of beneficial interest in MJI International Equity Portfolio of the Fund (the "Shares") at a price of $10 per share. United Asset Management Corporation hereby acknowledges purchase of the Shares and the Trust hereby acknowledges receipt from United Asset Management Corporation of funds in the amount of $100,000 in full payment of the Shares.
It is further agreed that no certificate for the Shares will be issued by the Trust.

     2. United Asset Management Corporation represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

     3. The names "The Regis Fund II" and "Trustees of The Regis Fund II" refer, respectively, to the Trust created and the Trustees as Trustees but not individually or personally, acting from time to time under an Agreement and Declaration of Trust dated May 18, 1994, to which reference is hereby made, and to any and all amendments thereto. The obligations of The Regis Fund II entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are not made individually, but only in such capacities, and are not binding upon any of the Trustees, Shareholders or representatives of the trust personally, but bind only the assets of the Trust, and all persons dealing with any series of Shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 18th day of August, 1994.



Attest:                       THE REGIS FUND II


/s/  Kathleen M. O'Neill            By:  /s/  Karl O. Hartmann
------------------------                 ---------------------------
                                         Karl O. Hartmann, Secretary


Attest:                       UNITED ASSET MANAGEMENT CORPORATION


/s/  Kathleen M. O'Neill            By:  /s/  Richard S. Robie, III
------------------------                 -------------------------------------
                                         Richard S. Robie, III, Vice President

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